As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-289008

Registration No. 333-268073

Registration No. 333-262322

Registration No. 333-221589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221589

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO REGISTRATION STATEMENT ON FORM S-4 REGISTRATION STATEMENT NO. 333-262322

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268073

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-289008

UNDER

THE SECURITIES ACT OF 1933

STELLAR BANCORP, INC.

(Exact name of registrant as specified in its charter)

Texas	001-38280	20-8339782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 110 Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)

(713) 210-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

CBTX, INC. 2017 OMNIBUS INCENTIVE PLAN

CBFH, INC. 2014 STOCK OPTION PLAN

VB TEXAS, INC. 2006 STOCK OPTION PLAN

ALLEGIANCE BANCSHARES, INC. 2019 AMENDED AND RESTATED STOCK AWARDS AND INCENTIVE PLAN

ALLEGIANCE BANCSHARES, INC. 2015 AMENDED AND RESTATED STOCK AWARDS AND INCENTIVE PLAN

POST OAK BANCSHARES, INC. STOCK OPTION PLAN

STELLAR BANCORP, INC. 2022 OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED STELLAR BANCORP, INC. 2022 OMNIBUS INCENTIVE PLAN

(Full titles of the plans)

David Zalman

Senior Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

as successor by merger to Stellar Bancorp, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(281) 269-7199

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Stellar Bancorp, Inc., a Texas corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered but unsold or otherwise unissued as of the date hereof thereunder:

•

Registration Statement on Form S-8 (No. 333-221589), filed on November 15, 2017, relating to the registration of 660,000 Shares reserved for issuance under the CBTX, Inc. 2017 Omnibus Incentive Plan, 168,000 Shares under the CBFH, Inc. 2014 Stock Option Plan, and 157,314 Shares under the VB Texas, Inc. 2006 Stock Option Plan;

•

Post-Effective Amendment No.  1 on Form S-8, filed on October 3, 2022, amending the Registration Statement on Form S-4 (No. 333-262322), relating to the registration of 286,519 Shares, issuable in respect of certain equity awards with respect to shares of common stock of Allegiance Bancshares, Inc. (“Allegiance”) that were granted by Allegiance to its employees pursuant to the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan, the Post Oak Bancshares, Inc. Stock Option Plan and the Allegiance Bancshares, Inc. 2015 Amended And Restated Stock Awards And Incentive Plan, which were assumed by the Registrant and converted into equity awards in respect of Shares in connection with Registrant’s merger with Allegiance;

•

Registration Statement on Form S-8 (No. 333-268073), filed on October 31, 2022, relating to the registration of 2,000,000 Shares reserved for issuance under the Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan; and

•

Registration Statement on Form S-8 (No. 333-289008), filed on July 28, 2025, relating to the registration of 1,100,000 Shares reserved for issuance under the Amended and Restated Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan.

On July 1, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 27, 2026, by and between the Registrant and Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), the Registrant merged with and into Prosperity, with Prosperity surviving the merger as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 1, 2026.

PROSPERITY BANCSHARES, INC. (as successor by merger to Stellar Bancorp, Inc.)
Dated: July 1, 2026
	By:	/s/ David Zalman
	Name:	David Zalman
	Title:	Senior Chairman of the Board and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.